Exhibit 99.2

CONSENT OF

THE PRIMARY INVESTOR OF

THE SERIES J CONVERTIBLE PREFERRED STOCK OF

LIGHTING SCIENCE GROUP CORPORATION

July 19, 2016

This consent (this “Consent”) is entered among Lighting Science Group Corporation, a Delaware corporation (the “Company”), Pegasus Capital Advisors, L.P., a Delaware limited partnership (“Pegasus Capital”), PCA LSG Holdings, LLC, a Delaware limited liability company (“PCA Holdings”), LSGC Holdings II LLC, a Delaware limited liability company (“Holdings II”), and LSGC Holdings III LLC, a Delaware limited liability company (“Holdings III” and, collectively with Pegasus Capital, PCA Holdings and Holdings II, “Pegasus”).

WHEREAS, Pegasus holds 65,936 of the 83,062 outstanding shares of the Company’s Series J Convertible Preferred Stock (“Series J Preferred Stock”);

WHEREAS, pursuant to the Amended and Restated Certificate of Designation governing the Series J Preferred Stock (the “Series J Certificate of Designation”), Pegasus is the “Primary Investor” of the Series J Preferred Stock;

WHEREAS, the Company desires to increase the number of authorized shares of Series J Preferred Stock from 85,100 to 95,100 (the “Authorized Share Increase”);

WHEREAS, pursuant to Section 11(a) of the Series J Certificate of Designation, the holders of the Series J Preferred Stock (the “Series J Holders”) are entitled to vote separately as a single class on all matters to which they are entitled to vote under applicable law, including any increase or decrease in the authorized amount of shares of Series J Preferred Stock;

WHEREAS, pursuant to Section 10(a) of the Series J Certificate of Designation, except in limited circumstances described therein, the consent of Pegasus as the “Primary Investor” of the Series J Preferred Stock is deemed the consent of all Series J Holders; and

WHEREAS, after due and careful consideration, Pegasus, as the “Primary Investor” of the Series J Preferred Stock, desires to consent to the Authorized Share Increase.

1. Consent to Authorized Share Increase. In accordance with Sections 10(a) and 11(a) of the Series J Certificate of Designation, Pegasus, as the “Primary Investor” of the Series J Preferred Stock, and as the holder of a majority of the issued and outstanding shares of Series J Preferred Stock, hereby consents and agrees to the Authorized Share Increase and the execution and filing of the Certificate of Increase of Series J Convertible Preferred Stock in the form attached hereto as Exhibit A to effect the Authorized Share Increase.

2. Governing Law. This Consent shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

3. Validity. All actions taken by this Consent shall have the same force and effect as if taken by the stockholders of the Company at a meeting of the stockholders duly called and constituted pursuant to the bylaws of the Company and the applicable laws of the State of Delaware.

4. Counterparts. This Consent may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

5. Further Assurances. Each of the parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the consents and approvals contemplated by this Consent.

6. ENTIRETY. THIS CONSENT SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS, IF ANY, RELATING TO THE SUBJECT MATTER HEREOF. THIS CONSENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

[REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the undersigned has executed this Consent as of the date first written above.

COMPANY:

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Ed Bednarcik
Name:	Ed Bednarcik
Title:	Chief Executive Officer

PEGASUS:

PEGASUS CAPITAL ADVISORS, L.P.

By:	Pegasus Capital Advisors GP, LLC,
its general partner

By:	/s/ Daniel Stencel
Name:	Daniel Stencel
Title:	Chief Financial Officer

PCA LSG HOLDINGS, LLC

By:	/s/ Daniel Stencel
Name:	Daniel Stencel
Title:	Chief Financial Officer and Treasurer

LSGC HOLDINGS II LLC

By:	Pegasus Partners IV, L.P.,
its managing member

By:	Pegasus Investors IV, L.P.,
its general partner

By:	Pegasus Investors IV GP, L.L.C.,
its general partner

By:	/s/ Daniel Stencel
Name:	Daniel Stencel
Title:	Chief Financial Officer

LSGC HOLDINGS III LLC

By:	Pegasus Partners V, L.P.,
its sole member

By:	Pegasus Investors V, L.P.,
its general partner

By:	Pegasus Investors V (GP), L.L.C.,
its general partner

By:	/s/ Daniel Stencel
Name:	Daniel Stencel
Title:	Chief Financial Officer